Filed pursuant to Rule 433

Registration Statements No. 333-222495 and 333-235463

REPUBLIC OF CHILE — ANNOUNCEMENT OF TENDER OFFER

FREE WRITING PROSPECTUS

FOR IMMEDIATE RELEASE

Tuesday, January 21, 2020

SANTIAGO, CHILE —

New Notes Offering

The Republic of Chile (“Chile”) announced today the commencement of a global offering (the “New Notes Offering”) comprising (i) an additional issuance of Chile’s existing 0.830% notes due 2031 (the “2031 Notes”) and (ii) a new series of global notes due 2040 (the “2040 Notes” and, together with the 2031 Notes, the “New Notes”). Banco Santander S.A., BNP Paribas and Société Générale will serve as Joint Lead Managers and Bookrunners for the New Notes Offering.

The New Notes Offering is being made only by means of a prospectus supplement and an accompanying base prospectus under Chile’s registration statement (as amended) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. Copies of the prospectus supplement and prospectus for the New Notes Offering may be obtained by calling Banco Santander, S.A. at +44 207 756 67 39, BNP Paribas at +44 20 7595 8222 and Société Générale at +44 20 7676 7644.

Chile intends to use part of the net proceeds of the sale of the New Notes to pay the purchase price for certain outstanding debt securities of Chile that are validly tendered and accepted in the offer to purchase described below and the balance for general purposes of the government.  Further, it is Chile’s intention to invest an amount equal to the proceeds from the sale of the New Notes into projects that may qualify as “eligible green expenditures” under its green bond framework.

Application will be made to the London Stock Exchange for the New Notes to be admitted to trading on the London Stock Exchange’s International Securities Market. Moreover, application will be made to the Luxembourg Stock Exchange for the 2031 Notes to be admitted to trading on the Luxembourg Stock Exchange’s Euro MTF Market.

Tender Offer

Chile also announced today the commencement of an offer to purchase for cash (the “Tender Offer”) outstanding debt securities of each of the series listed in the table below (the “Old Notes” and each a “series” of Old Notes), such that the aggregate Purchase Price (as defined below) to be paid for each series of the Old Notes tendered and accepted for purchase pursuant to the Tender Offer is equal to a maximum purchase amount to be determined by Chile in its sole discretion (such amount for each series, the “Maximum Purchase Amount”). The terms and conditions of the Tender Offer are set forth in the offer to purchase, dated Tuesday, January 21, 2020 (the “Offer to Purchase”).

The Tender Offer is not conditioned upon any minimum participation of any series of Old Notes, but is conditioned on the pricing of the New Notes in an amount, with pricing and on terms and conditions acceptable to Chile in its sole discretion, and upon the underwriting agreement for the New Notes Offering and the dealer manager agreement relating to the Tender Offer not having been terminated prior to or at the time of the Settlement Date (as defined herein). The Tender Offer is not contingent upon the closing of the New Notes Offering.

The Tender Offer will commence at 9:30 a.m., Central European Time (“CET”), on Tuesday, January 21, 2020 and, unless extended or earlier terminated, expire at (i) 12:00 noon, CET, on the same day for Non-Preferred Tenders (as defined below) (the “Non-Preferred Tender Period”), and (ii) 3:00 p.m., CET, on the same day for Preferred Tenders (as defined below) (the “Preferred Tender Period” and together with the Non-Preferred Tender Period, as applicable, the “Tender Period”). The settlement of the Tender Offer is scheduled to occur on Tuesday, January 28, 2020 (the “Settlement Date”). The purchase price to be paid per €1,000 principal amount of Old Notes of each series tendered and accepted pursuant to the Tender Offer will be a purchase price to be determined, for each series of Old Notes, in accordance with the procedures set forth in the Offer to Purchase using the applicable Tender Spread over the Interpolated Mid-Swap Rate specified in the table below (the “Purchase Price”). Holders whose Old Notes are accepted in the Tender Offer will also receive any accrued and unpaid interest from, and including, the last interest payment date for such Old Notes to, but not including, the Settlement Date (“Accrued Interest”), except for holders that tender any series of Old Notes where the Settlement Date occurs between the record date and the first succeeding interest payment date of such series of Old Notes. In such case, holders will receive the full interest payment on any such Old Notes tendered on the first succeeding interest payment date according to their position in the Old Notes tendered (and accepted for purchase by Chile) at the record date and any interest accrued from, and including, Settlement Date to, but not including, the first succeeding interest payment date, will be deducted from the Purchase Price, in accordance with market practice.

Old Notes	Outstanding Principal Amount as of January 20, 2020	ISIN and Common Code	Maturity Date	Interpolated Mid- Swap Rate(1)	Bloomberg Screen(6)	Tender Spread (Basis Points)	Hypothetical Purchase Price (per €1,000 Principal Amount)(7)(8)
1.625% Notes due 2025 (the “2025 Notes”)	€1,240,000,000	XS1151586945/ 115158694	January 30, 2025	2025 Interpolated Mid-Swap Rate(2)	ICAE1	+20 bp	€1,079.19
1.750% Notes due 2026 (the “2026 Notes”)	€1,200,000,000	XS1346652891/ 134665289	January 20, 2026	2026 Interpolated Mid-Swap Rate(3)	ICAE1	+26 bp	€1,094.77
1.440% Notes due 2029 (the “2029 Notes”)	€830,000,000	XS1760409042/ 176040904	February 1, 2029(9)	2029 Interpolated Mid-Swap Rate(4)	ICAE1	+33 bp	€1,089.89
1.875% Notes due 2030 (the “2030 Notes”)	€1,650,000,000	XS1236685613/ 123668561	May 27, 2030	2030 Interpolated Mid-Swap Rate(5)	ICAE1	+36 bp	€1,136.00

(1) The Dealer Managers will calculate the applicable Interpolated Mid-Swap Rate (set forth in the table above) for each series of Old Notes by means of linear interpolation of the applicable pair of euro mid-swap rates (as described below) appearing, in each case, on the Bloomberg Screen ICAE1 Page (set forth in the table above), at 4:00 p.m., CET on Tuesday, January 21, 2020.

(2) The Dealer Managers will calculate the 2025 Interpolated Mid-Swap Rate by means of linear interpolation of the 5 year euro mid-swap rate and the 6 year euro mid-swap rate, as described in the Offer to Purchase.

(3) The Dealer Managers will calculate the 2026 Interpolated Mid-Swap Rate by means of linear interpolation of the 5 year euro mid-swap rate and the 6 year euro mid-swap rate, as described in the Offer to Purchase.

(4) The Dealer Managers will calculate the 2029 Interpolated Mid-Swap Rate by means of linear interpolation of the 8 year euro mid-swap rate and the 9 year euro mid-swap rate, as described in the Offer to Purchase.

(5) The Dealer Managers will calculate the 2030 Interpolated Mid-Swap Rate by means of linear interpolation of the 10 year euro mid-swap rate and the 11 year euro mid-swap rate, as described in the Offer to Purchase.

(6)   The relevant ICAP Europage accessible on Bloomberg Professional Service terminals under the designated “ICAE1 <go>” function or such other page as may replace it on that information service or on such other equivalent information service as determined by the Dealer Managers. This relevant page is equivalent to the ICAPEURO page on Reuters Terminals.

(7) The Hypothetical Purchase Price for each series of Old Notes has been calculated by reference to the applicable Tender Spread (as set forth in the table above) over the applicable Interpolated Mid-Swap Rate, obtained by means of linear interpolation of the applicable pair of euro mid-swap rates (as described herein) appearing, in each case, on the Bloomberg Screen ICAE1 at 4:00 p.m., CET, on January 20, 2020.

(8) If the Settlement Date occurs between the record date and the first succeeding interest payment date applicable to any series of Old Notes, holders of such Old Notes will receive the full interest payment on the first succeeding interest payment date according to their position in the Old Notes tendered (and accepted for purchase by Chile) at the record date, and any interest accrued from, and including, the Settlement Date to, but not including, the first succeeding interest payment date will be deducted from the Purchase Price, in accordance with market practice. The Hypothetical Purchase Price reflected herein does not take into account any such deduction.

(9) The Hypothetical Purchase Price for the 2029 Notes has been calculated based on a yield to November 1, 2028, being the first call date on which Chile may exercise its pre-maturity call option for the 2029 Notes. For all other series of Old Notes, each Hypothetical Purchase Price has been calculated based on a yield to maturity.

During the Tender Period, a holder of Old Notes may place orders to tender Old Notes (“Tender Orders”) only with Banco Santander S.A., BNP Paribas and Société Générale (the “Dealer Managers”). Holders will NOT be able to submit tenders through Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). If a holder does not have an account with any Dealer Manager, such holder may place a tender order through any broker, dealer, commercial bank, trust company, other financial institution or other custodian that it customarily uses that has an account with a Dealer Manager. Société Générale, as the billing and delivering bank for the Tender Offer (in such capacity, the “Billing and Delivering Bank”), will consolidate all Tender Orders and, upon instruction of Chile, accept Old Notes for purchase pursuant to the Tender Offer, subject to proration as described in the Offer to Purchase, at or around 8:00 a.m., CET, on Wednesday, January 22, 2020 or as soon as possible thereafter. Each of Chile and the Billing and Delivering Bank reserves the right, in the sole discretion of each of them, not to accept any or all Tender Orders and to terminate the Tender Offer for any reason. Tender Orders by a holder of each series of Old Notes must be in permitted tender amounts as set forth in the Offer to Purchase.

There is no letter of transmittal or guaranteed delivery procedures for the Tender Offer.  If you hold Old Notes through Euroclear or Clearstream, the latest process you can use to deliver your Old Notes to the Billing and Delivering Bank is the overnight process, one day prior to the Settlement Date; you may not use the optional daylight process. Failure to deliver Old Notes on time may result (i) in the cancellation of your tender and in you becoming liable for any damages resulting from that failure, (ii) in the case of Preferred Tenders (a) in the cancellation of any allocation of New Notes in the New Notes Offering in respect of your related indication of interest and/or (b) in the cancellation of your tender and in your remaining obligation to purchase your allocation of New Notes in respect of your related indication of interest, and/or (iii) in the delivery of a buy-in notice for the purchase of such Old Notes, executed in accordance with customary brokerage practices for corporate fixed income securities. Holders will not have withdrawal rights with respect to any tenders of Old Notes in the Tender Offer. Old Notes accepted for purchase will be settled on a delivery versus payment basis with the Billing and Delivering Bank on the Settlement Date in accordance with customary brokerage practices for corporate fixed income securities (i.e., a “desk to desk” or “broker to broker” trade).

If the aggregate Purchase Price of all Tender Orders for a series of Old Notes would exceed the Maximum Purchase Amount applicable to such series and proration occurs, preference will be given to Tender Orders for 2025 Notes or 2026 Notes that are submitted concurrently with the submission of an indication of interest for the 2031 Notes and Tender Orders for 2029 Notes or 2030 Notes that are submitted concurrently with the submission of an indication of interest for the 2040 Notes (the “Preferred Tenders”). Such priority will apply, for each Preferred Tender, with respect to an amount of Tender Orders having a Purchase Price corresponding to the amount of New Notes ordered by such holder, subject to certain limits. Any Tender Order that is not a Preferred Tender will have no preference (each a “Non-Preferred Tender”).

All Old Notes that are tendered pursuant to Tender Orders placed through a Dealer Manager and accepted will be purchased by the Billing and Delivering Bank as instructed by Chile. Only the Billing and Delivering Bank will be liable for the payment of the Purchase Price and Accrued Interest for Old Notes validly tendered and accepted.  Chile will not be liable under any circumstances for any payment of the Purchase Price and Accrued Interest to the holders of Old Notes tendered in the Tender Offer.  The Billing and Delivering Bank shall not be liable for payments to any holder of Old Notes validly tendered and accepted for purchase if such holder fails to deliver such Old Notes on or prior to the Settlement Date as described in the Offer to Purchase. Tender Orders that are not for permitted tender amounts will not be accepted.

The Tender Offer is subject to Chile’s right, at its sole discretion and subject to applicable law, to instruct the Dealer Managers to extend, terminate, withdraw or amend the Tender Offer at any time. Each of Chile and the Billing and Delivering Bank and the Dealer Managers reserves the right, in the sole discretion of each of them, not to accept tenders for any reason.

The Offer to Purchase may be downloaded from the Information Agent’s website at www.lucid-is.com/chile or obtained from the Information Agent, Lucid Issuer Services Limited, at Tankerton Works, 12 Argyle Walk, London WC1H 8HA, United Kingdom (telephone number: +44 (0)20 7704 0880), Attention: Arlind Bytyqi (e-mail address: chile@lucid-is.com), or from any of the Dealer Managers.

The Dealer Managers for the Tender Offer are:

Banco Santander, S.A. — London Branch	BNP Paribas	Société Générale
2 Triton Square	10 Harewood Avenue	17 Cours Valmy
Regent’s Place	London NW1 6AA	92987 Paris, La Défense Cedex
London NW1 3AN	United Kingdom	France
United Kingdom	Attention: Liability Management Group	Attention: Liability Management
Attention: Liability Management	Tel: +44 (0) 20 7595 8668	Tel: +33 1 4213 3240
Tel: +44 20 7756 6909 / +44 20 7756 6646	E-mail:	E-mail:
E-mail: tommaso.grospietro@santanderCIB.co.uk king.cheung@santanderCIB.co.uk	liability.management@bnpparibas.com	liability.management@sgcib.com

Questions regarding the Tender Offer may be directed to the Dealer Managers at the above contact.

Chile has filed registration statements (including the prospectus supplement and the prospectus) with the SEC for the New Notes Offering and the issuance of New Notes. Before you invest, you should read the prospectus in the registration statements and other documents that Chile has filed with the SEC for more complete information about Chile and such offering.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  Alternatively, the Joint Lead Managers and Bookrunners, the Dealer Managers or the Information Agent, as the case may be, will arrange to send you the prospectus supplement and the prospectus if you request it by calling any one of them at the numbers specified above.

The following additional information of Chile is available from the SEC website and also accompanies this free-writing prospectus:

https://www.sec.gov/Archives/edgar/data/19957/000119312519140526/0001193125-19-140526-index.htm

https://www.sec.gov/Archives/edgar/data/19957/000119312519174267/0001193125-19-174267-index.htm

https://www.sec.gov/Archives/edgar/data/19957/000119312518008229/0001193125-18-008229-index.htm

https://www.sec.gov/Archives/edgar/data/19957/000110465919072138/0001104659-19-072138-index.htm

https://www.sec.gov/Archives/edgar/data/19957/000110465920004446/0001104659-20-004446-index.htm

https://www.sec.gov/Archives/edgar/data/19957/000110465920004463/0001104659-20-004463-index.htm

https://www.sec.gov/Archives/edgar/data/19957/000110465920005149/0001104659-20-005149-index.htm

Contact information:	Lucid Issuer Services Limited
Tankerton Works, 12 Argyle Walk
London WC1H 8HA, United Kingdom
+44 (0)20 7704 0880
Attention: Arlind Bytyqi
Email: chile@lucid-is.com

Important Notice

This announcement is for informational purposes only.

The distribution of materials relating to the New Notes Offering and the Tender Offer and the transactions contemplated by the New Notes Offering and the Tender Offer may be restricted by law in certain jurisdictions.  Each of the New Notes Offering and the Tender Offer is made only in those jurisdictions where it is legal to do so.  The New Notes Offering and the Tender Offer are void in all jurisdictions where they are prohibited.  If materials relating to the New Notes Offering or the Tender Offer come into your possession, you are required by Chile to inform yourself of and to observe all of these restrictions.  The materials relating to the New Notes Offering and the Tender Offer, including this communication, do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the New Notes Offering or the Tender Offer be made by a licensed broker or dealer and a Dealer Manager or any affiliate of a Dealer Manager is a licensed broker or dealer in that jurisdiction, the New Notes Offering or the Tender Offer, as the case may be, shall be deemed to be made by the Dealer Manager or such affiliate in that jurisdiction.  Owners who may lawfully participate in the Tender Offer in accordance with the terms thereof are referred to as “holders.”

Stabilization/FCA

In relation to each Member State of the European Economic Area (“EEA”), this communication is only addressed to and directed at qualified investors in that Member State within the meaning of Regulation (EU) 2017/1129 (the “Prospectus Regulation”).  Accordingly, any person making or intending to make an offer in the EEA of the New Notes may only do so in circumstances in which no obligation arises for Chile or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither Chile nor the underwriters have authorized, nor do they authorize, the making of any offer of New Notes to any legal entity which is not a “qualified investor” as defined in the Prospectus Regulation, provided that no such offer of New Notes shall require Chile or the underwriters to publish a prospectus for such offer. Neither Chile nor the underwriters have authorized, nor do they authorize, the making of any offer of New Notes through any financial intermediary, other than offers made by the underwriters.

The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This announcement is not an invitation nor is it intended to be an inducement to engage in investment activity for the purpose of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom (the “FSMA”). This announcement is only being distributed to and is only directed: at (i) persons who are outside the United Kingdom or (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This announcement and any offer material relating to the New Notes Offering are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which announcement and any offer material relating to the New Notes Offering relates is available only to relevant persons and will be engaged in only with relevant persons.  In connection with the New Notes Offering, the underwriters are not acting for anyone other than Chile and will not be responsible to anyone other than Chile for providing the protections afforded to their clients nor for providing advice in relation to the New Notes Offering.

The announcement is not intended to constitute an offer or solicitation to purchase or invest in the New Notes. The New Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this announcement nor any other offering or marketing material relating to the New Notes Offering constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this announcement nor any other offering or marketing material relating to the New Notes Offering may be publicly distributed or otherwise made publicly available in Switzerland.

The New Notes may not be offered or sold, directly or indirectly, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

The New Notes Offering has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the New Notes may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the New Notes in Taiwan.

With respect to persons in Hong Kong, the New Notes Offering and the Tender Offer are only made to, and are only capable of acceptance by, professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder (“professional investors”).  No person or entity may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the New Notes, Old Notes or the Tender Offer, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong, including in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) other than with respect to Old Notes which are or are intended to be tendered, or New Notes which are intended to be purchased, only by persons outside Hong Kong or only by “professional investors” as defined in the SFO and any rules made under thereunder.

This announcement and any offer material relating to the New Notes Offering have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the New Notes Offering.  If you are in any doubt about any of the contents of announcement or any offer material relating to the New Notes Offering, you should obtain independent professional advice.  No person or entity may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the New Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong, including in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) other than with respect to the New Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The New Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and the New Notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Neither this announcement nor any other documents or materials relating to the New Notes Offering has been or will be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this announcement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the New Notes may not be circulated or distributed, nor may the New Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA. Where the New Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the New Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification-Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, Chile has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the New Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

The New Notes may be sold only to purchasers in the provinces of Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the New Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.  Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if any offer material relating to the New Notes Offering (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.  Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters of the New Notes Offering are not required to comply with the disclosure requirements of the NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The New Notes have not been and will not be offered, delivered or sold directly or indirectly in Korea or to any resident of Korea except as otherwise permitted under applicable Korean laws and regulations.  Each underwriter of the New Notes Offering has undertaken to ensure that any securities dealer to which it sells the New Notes confirms that it is purchasing such New Notes as principal and agrees with such underwriter that it will comply with the restrictions described above.

Other than to qualified domestic institutional investors, the New Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in China (for such purposes, not including Hong Kong and Macau Special Administrative Regions of China or Taiwan), except as permitted by the securities laws of China.

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Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are information of a non-historical nature or which relate to future events and are subject to risks and uncertainties. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. Chile undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

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ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS ANNOUNCEMENT AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS ANNOUNCEMENT BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.